Exhibit 10.10
May 25, 2006
Michael G. Spinozzi
4634 Lohr Road
Ann Arbor, Michigan 48108
Dear Mike:
I am writing to confirm the following agreement related to your employment with Sally Beauty Company, Inc. (“Sally”).
You have expressed concern over your lack of financial protection in the event of a change of control of Sally. In order to allay the concern you have, and to comfortably allow you to focus on the needs of the business following your hire on May 30, 2006, I am pleased to make you the following offer.
In the event that you are terminated by Sally (as opposed to separating from the company of your own volition) for other than Just Cause (as defined hereafter), Sally will pay you the sum equivalent to one year’s base salary, that is, three hundred seventy five thousand dollars ($375,000) (the “Termination Payment”), less any taxes and other legally required withholding, subject to the conditions of this letter agreement. No payment shall be due in the event you separate from the company of your own volition or the termination is for Just Cause.
Your rights under this letter agreement and your eligibility for this Termination Payment shall end on such date as you are offered a Separation Agreement (as defined hereafter) by Sally or an affiliate, or May 24, 2008, whichever comes first. We reserve the right to have you acknowledge the voiding of this letter agreement prior to tendering you a Separation Agreement for signature. In order to collect the Termination Payment under this letter agreement, you acknowledge you will be required to sign a general release of claims and covenant not to sue in favor of Sally, its affiliates, officers and employees on such terms as are proposed by Sally.
As used in this letter agreement, the term “Separation Agreement” shall mean an agreement between you and Sally or an affiliate under which you are paid a sum of money in the event you are terminated (whether during a specified time certain or not) following a “change of control” of Sally or a group of Sally affiliates including Sally. The term “change of control” shall be as defined in the Separation Agreement at the sole discretion of the issuer. The Separation Agreement which will be offered to you must be substantially similar to that offered other Sally employees at your job grade level.
As used in this letter agreement, the term “Just Cause” shall mean a termination of your employment because of: (i) conviction of or entry of a plea of guilty or nolo contendere to a felony, misdemeanor (or any similar crime for purposes of laws outside the United States) or any crime of moral turpitude, (ii) fraud or dishonesty, (iii) repeated willful failure to perform assigned duties, (iv) gross negligence in the performance of duties, (v) willful violation of one or more of a policy or established practice governing employee conduct, or (vi) intentionally engaging in conduct that is harmful to the Company.
This letter agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, arrangements and understandings among the parties related to the payment of any sum such as the Termination Payment. This letter agreement will be effective once we complete our standard Sally preconditions of hire, including filling out and signing our standard employment application and a satisfactory background check and verification of your educational credentials. Unless you are advised otherwise, these preconditions of hire will be deemed satisfied and this letter agreement shall be effective on June 2, 2006.
You understand that nothing in this letter changes the “at will” nature of your employment and that you remain an at-will employee notwithstanding any payment you may be due under this letter agreement. This letter agreement may be amended, modified or supplemented only in a writing signed by you on one hand and the President of Sally on the other hand. This letter agreement shall be governed by the laws of the state of Texas in the same fashion as agreements entered into and wholly performed within the state of Texas. If any portion of this letter agreement shall be held invalid, illegal or enforceable, the validity, legality and enforceability of the other portions shall not be affected. No representation has been made to you as to the tax implications of any payment under this letter agreement. You acknowledge having the opportunity to review this matter with your legal counsel.
Notwithstanding the foregoing, if Sally, or in the event that Sally no longer exists, the successor of Sally (the “Successor Company”), or you, reasonably and in good faith determine that payment of any amount pursuant to this letter agreement at the time provided for herein would cause any amount payable under this letter agreement to be subject to Section 409A(a)(1) of the Internal Revenue Code, as amended (the “Code”) then such amount shall instead be paid at the earliest time at which it may be paid without causing this letter agreement and the amounts payable hereunder to be subject to Section 409A(a)(1), and all of the provisions of this letter agreement shall be interpreted in a manner consistent with this paragraph. Sally, or in the event that Sally no longer exists, the Successor Company, shall have the right to make such amendments, if any, to this letter agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this letter agreement, and shall give prompt notice of any such amendment to you. If Sally, or in the event that Sally no longer exists, the Successor Company defers payments to you pursuant to this paragraph and Section 409A of the Code, then such company shall provide you with prompt written notice thereof, including a reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this paragraph. In any event, such amounts will not be paid later than 190 days from the date of termination.
Please acknowledge your agreement with the terms of this letter agreement by signing below where shown. I’m very happy to have you on board, Mike, and hope this agreement addresses your concern.
Sincerely,
/s/ Gary Winterhalter
Gary Winterhalter
President
Sally Beauty Company, Inc.
Acknowledged and agreed:

/s/ Michael G. Spinozzi	May 30, 2006

Michael G. Spinozzi	Date

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